                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549

                    ----------------------------------

                                SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (Amendment No.       )*
                                         ------

                           White Pine Software, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 964347108
                     ----------------------------------
                              (CUSIP Number)

                                   July 8, 1998
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /x/ Rule 13d-1(c)

     / / Rule 13d-1(d)

---------------------------
   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 964347108                   13G                     Page 2 of 9 Pages
          ---------                                                --   --

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Labtam Communications Pty. Ltd.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                          Australia
-------------------------------------------------------------------------------
 NUMBER OF                    (5) SOLE VOTING POWER
 SHARES                                               900,000
 BENEFICIALLY                --------------------------------------------------
 OWNED BY                     (6) SHARED VOTING POWER
 EACH                                                     0
 REPORTING                   --------------------------------------------------
 PERSON WITH:                 (7) SOLE DISPOSITIVE POWER
                                                      675,000
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                                          0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                       900,000
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                         8.6%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                         CO
-------------------------------------------------------------------------------

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CUSIP No. 964347108                   13G                     Page 3 of 9 Pages
          ---------                                                --   --

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Dawson N. Johns
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                          Australia
-------------------------------------------------------------------------------
 NUMBER OF                    (5) SOLE VOTING POWER
 SHARES                                                900,000
 BENEFICIALLY                --------------------------------------------------
 OWNED BY                     (6) SHARED VOTING POWER
 EACH                                                     0
 REPORTING                   --------------------------------------------------
 PERSON WITH:                 (7) SOLE DISPOSITIVE POWER
                                                       675,000
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                                          0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                       900,000
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                         8.6%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                         IN
-------------------------------------------------------------------------------

CUSIP No. 964347108                   13G                     Page 4 of 9 Pages
          ---------                                                --   --

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Anthony J. Oxley
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                          Australia
-------------------------------------------------------------------------------
 NUMBER OF                    (5) SOLE VOTING POWER
 SHARES                                              900,000
 BENEFICIALLY                --------------------------------------------------
 OWNED BY                     (6) SHARED VOTING POWER
 EACH                                                    0
 REPORTING                   --------------------------------------------------
 PERSON WITH:                 (7) SOLE DISPOSITIVE POWER
                                                      675,000
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                                          0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                       900,000
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                         8.6%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                         IN
-------------------------------------------------------------------------------

CUSIP No. 964347108                   13G                     Page 5 of 9 Pages
          ---------                                                --   --

ITEM 1(a).    NAME OF ISSUER:

              White Pine Software, Inc.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              542 Amherst Street
              Nashua, New Hampshire 06063

ITEM 2(a).    NAME OF PERSONS FILING:

              1.  Labtam Communications Pty. Ltd.
              2.  Dawson N. Johns
              3.  Anthony J. Oxley

              The above persons have agreed that this Statement may be filed by Labtam Communications Pty. Ltd. ("Labtam") on behalf of all of them jointly pursuant to Rule 13d-1(k)(1). A copy of such agreement is attached as an Exhibit to this Statement.

              All of the capital stock of Labtam is owned beneficially by Dawson
              N. Johns and Anthony J. Oxley.

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              For all reporting persons:

              Labtam Communications Pty. Ltd.
              33 Malcolm
              Braeside, Victoria, Australia

ITEM 2(c).    CITIZENSHIP:

              The jurisdiction of organization of Labtam is Australia. Messrs. Johns and Oxley are Australian citizens.

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              Common stock, $.01 par value per share

ITEM 2(e).    CUSIP NUMBER:

              964347108


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CUSIP No. 964347108                   13G                     Page 6 of 9 Pages
          ---------                                                --   --


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

       (a) / / Broker or dealer registered under Section 15 of the Act;

       (b) / / Bank as defined in Section 3(a)(6) of the Act;

       (c) / / Insurance Company as defined in Section 3(a)(19) of the Act;

       (d) / / Investment Company registered under Section 8 of the Investment Company Act;

       (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940;

       (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;

       (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

       (h) / / Group, in accordance with Rule 13d-1(b)(l)(ii)(H).

ITEM 4.       OWNERSHIP.

       The information for each reporting person contained in Items 5-11 of the cover pages is incorporated herein by reference.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              N/A

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              N/A

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              N/A

CUSIP No. 964347108                   13G                     Page 7 of 9 Pages
          ---------                                                --   --

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              N/A

ITEM 10.      CERTIFICATION.

              By signing below, the undersigned certifies, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose and effect.

CUSIP No. 964347108                   13G                     Page 8 of 9 Pages
          ---------                                                --   --

                                    SIGNATURE

       After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement with respect to it is true, complete and correct.


Date:  May 3, 1999


LABTAM COMMUNICATIONS PTY. LTD.


By: /s/ Dawson Johns
   ----------------------------------
     Name: Dawson Johns
     Title: Director

CUSIP No. 964347108                   13G                     Page 9 of 9 Pages
          ---------                                                --   --

                                    AGREEMENT

     The undersigned hereby agree that the Statement on Schedule 13G to which this Agreement is attached may be filed on behalf of Labtam Communications Pty. Ltd., an Australian corporation, and Dawson N. Johns and Anthony J.
Oxley, Australian citizens.

Dated: May 3, 1999

LABTAM COMMUNICATIONS PTY. LTD.



By: /s/ Dawson Johns
   --------------------------------
     Name: Dawson Johns
     Title: Director


    /s/ Dawson Johns
-----------------------------------
     Dawson N. Johns


    /s/ Anthony J. Oxley
-----------------------------------
     Anthony J. Oxley